FREE TRANSLATION FROM DUTCH

                        REPORT OF THE STATUTORY AUDITOR

                ANNUAL FINANCIAL STATEMENTS AT 31 DECEMBER 1995


                              to the directors of
                          EQUIHOT HERVERZEKERING N.V.
                      Louiza - Marialei 8 - 2018 Antwerpen

We report, in accordance with legal requirements and the company's statutes, on our audit of the financial statements for the year ended 31 December 1995.

We carried out our examination according to the standards of the Institute of Auditors. The administrative and accounting organization of the company and its internal control procedures were found to be adequate for the purpose of our task. Directors and managers of the company have always replied clearly to our requests for information or clarification.

The records are maintained and the financial statements are drawn up in accordance with Belgian legislation and regulations.

The Directors Report is in accordance with the financial statements. It also contains the information required by law.

The appropriation proposed to the Annual General Meeting is in accord with legal requirements and the company's statutes. We have no operations or transactions to report which are contrary to the company's statutes or to company law.

In conclusion, we attest without qualification that the attached US$ translation of the financial statements at 31 December 1995, whose balance sheet totals US$
34.198.954 (BEF 1.006.475.229) and which close on with neither profit nor loss, taking into account applicable legal and management regulations, give a true and fair view of the net assets, the financial position and the results of the company and that a reasonable justification is given in the Directors Report.

Brussels, 19 April 1996,


/s/ John A. Geddes
John A. Geddes
Statutory-Auditor



                          EQUIHOT HERVERZEKERING N.V.
                               ANNUAL REPORT 1995




                     BALANCE SHEET AS AT 31ST DECEMBER 1995


                                          US $                      US $
                                          1995                      1994
                                                                (as restated)


Quoted investments                     16,201,338                 3,268,466

CURRENT ASSETS
Amount due from
  shareholders              1,509,538                2,270,100
Reinsurance debtors         9,276,459               18,941,368
Sundry debtors                121,986                      460
Cash at bank
  - investment accounts    26,053,389                       --
  - current accounts        6,163,416               19,316,261
                           43,124,788               40,978,189
                           ----------               ----------

CURRENT LIABILITIES
Amount due to associated
  company                   1,777,204                1,721,837
Insurance creditors         5,555,344                       --
Sundry creditors              884,778                  130,268
                           ----------               ----------
                            8,217,326                1,852,105
                           ----------               ----------

NET CURRENT ASSETS                     34,907,462                39,126,084
                                       ----------                ----------
                                       51,108,800                42,394,550
INSURANCE FUND                        (16,909,846)               (8,323,697)
                                      -----------                ----------

                                 US $  34,198,954          US $  34,070,853
                                       ==========                ==========

SHAREHOLDERS FUNDS               US $  34,198,954          US $  34,070,853
                                       ==========                ==========


Approved by the Directors 18th April 1996


C. Gastaldi                          P. Uttley



C. Guignon                           D. Sachman




                          EQUIHOT HERVERZEKERING N.V.
                               ANNUAL REPORT 1995


                             PROFIT AND LOSS ACCOUNT
                     FOR THE YEAR ENDED 31ST DECEMBER 1995


                                          US $                      US $
                                          1995                      1994
                                                                (as restated)

Net premium income                     27,371,605                18,941,368
Retrocession premiums                 (14,003,778)              (10,617,671)
                                      -----------               -----------

                                       13,367,827                 8,323,697
Transfer to insurance fund             (8,413,506)               (8,323,697)
                                      -----------               -----------

Technical result                        4,954,321                        --

Investment income                       1,272,547                        --

Coupon paid                            (1,950,000)                 (101,507)

Operating & adminstrative expenses     (3,063,745)               (2,618,593)
                                      -----------               -----------

Net profit/loss for the year            1,213,123                (2,720,100)

Contribution (returned to)/received
  from parent company re 1994 loss     (1,213,123)                2,270,100
                                      -----------               -----------

NET RESULT FOR THE YEAR                        --                        --
                                      ===========               ===========


The 1994 comparative figures have been restated to take account of the shareholders contribution to the loss in that year.

In addition to a coupon payment of US $1,950,000 the company paid insurance agent commissions of US $3,032,919 to the shareholders in respect of 1995.